Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Thursday, February 8, 2007

LEXINGTON REALTY TRUST

ANNOUNCES OFFERING OF PREFERRED SHARES

New York, NY – February 8, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced today the launch of an underwritten public offering of its to-be-established Series D Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share).

Merrill Lynch & Co. is the sole book-running manager of the offering, with A.G. Edwards & Sons and Raymond James & Associates as senior co-managers. The underwriters are expected to be granted a 30-day over-allotment option to purchase up to an additional 15% of the preferred shares offered.

A copy of the preliminary prospectus supplement and base prospectus related to the offering, when available, may be obtained from Merrill Lynch & Co. by calling 1-866-500-5408.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy Lexington’s securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares are traded on the New York Stock Exchange under the symbol “LXP.”

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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